Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS SECOND QUARTER 2024 RESULTS:

•
SECOND QUARTER REVENUE OF $130.6 MILLION, UP SLIGHTLY SEQUENTIALLY AND YEAR-OVER-YEAR
•
SECOND QUARTER OPERATING INCOME OF $16.0 MILLION; EX-ITEMS, $16.4 MILLION, UP 10% SEQUENTIALLY AND 5% YEAR-OVER-YEAR
•
SECOND QUARTER OPERATING MARGINS, EX-ITEMS, OF 13%
•
SECOND QUARTER GAAP EPS OF $0.19; EX-ITEMS, $0.22, UP 16% SEQUENTIALLY AND 5% YEAR-OVER-YEAR
•
SECOND QUARTER FREE CASH FLOW OF $14.3 MILLION; NET DEBT REDUCED BY $15.8 MILLION
•
COMPANY ANNOUNCES Q3 2024 QUARTERLY DIVIDEND

HOUSTON (July 24, 2024) - Core Laboratories Inc. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported second quarter 2024 revenue of $130,600,000. Core’s operating income was $16,000,000, with diluted earnings per share ("EPS") of $0.19, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $16,400,000, yielding operating margins of 13%, expanding over 100 basis points sequentially, and EPS, ex-items, of $0.22. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “Core Lab revenue was up slightly sequentially, but our team delivered nice improvements in operating income, operating margins, incremental margins, free cash flow and earnings per share for the Company. Demand for our Reservoir Description services continued to grow across our international laboratory network despite continuing headwinds from on-going geopolitical conflicts. In Production Enhancement, revenue was down slightly sequentially, mostly related to lower international product sales, which offset the strong growth in the U.S. However, Production Enhancement margins expanded sequentially as savings from cost reductions and improvements in efficiencies were achieved. Personal face-to-face meetings with Middle Eastern operators during the second quarter reinforced continuing growth opportunities for both of Core’s operating segments as an anticipated multi-year cycle of expanded client project activity unfolds across the region. Core’s free cash flow improved significantly quarter-over-quarter and in addition to paying our quarterly dividend, we applied free cash to debt reduction. Core will continue to remain focused on executing its strategic business initiatives while also reducing our debt leverage ratio, which declined from 1.76 at the end of the first quarter to 1.66 at the end of the second quarter, the lowest level in over five years.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Revenue in the second quarter of 2024 was $86,300,000, up 2% sequentially and an increase of 3% from last year. Operating income on a GAAP basis was $11,400,000, while operating income, ex-items, was $11,800,000, yielding operating margins of 14% with incremental margins of 18%. The second quarter of 2024 marks the sixth consecutive quarter of year-over-year growth for both revenue and operating income, ex-items. The segment’s financial performance in the second quarter reflects a continued increase in demand for reservoir rock and fluid analysis across the Company’s global operations. However, the segment’s incremental margins were adversely impacted by on-going geopolitical disruptions and, sequentially, by absorption of higher corporate general and administrative expenses.

In the second quarter of 2024, Core Lab was engaged by an international operating company to determine the productive potential of recent natural gas discoveries offshore North Sumatra, Indonesia. Core Lab utilized its proprietary Dual Energy Computed Tomography to expedite this core analysis program by providing early-time assessments of lithologic properties and reservoir quality. Most importantly for this project, a comprehensive, three-dimensional fracture analysis was conducted and the abundance, type, and orientation of naturally occurring fractures were documented and interpreted. When dealing with lower reservoir quality rock where matrix permeability restricts hydrocarbon production rates, understanding the natural fracture system is critical to assessing the productive potential of the strata. The fracture study will also assist the operator in optimizing the locations and orientation of future wells. The cores are also undergoing a full suite of traditional physical laboratory measurements, which will yield the key hard data points for the operator’s reservoir model.

Also in the second quarter of 2024, Core Laboratories’ fluid specialists were commissioned by a Middle Eastern National Oil Company (“NOC”) to conduct a coordinated, large-scale, surface sampling and laboratory analysis program to investigate emulsion problems. Water is a common byproduct of crude oil production and occurs as either “free” water, that readily settles in surface separators, or as dispersed droplets in the oil, known as an emulsion. Emulsions cause various reservoir, transportation, and processing facility-related challenges that require mitigation, usually in an Emulsion Treatment Plant (“ETP”). ETP’s use techniques such as heating, chemical breakers and demulsifiers to disassociate the water from the oil. The problems with emulsions are compounded when multiple producing wells with varying water-cuts feed into a single production stream. This makes it difficult to identify the primary contributors to the emulsion-related issues. The NOC’s wells in the area of concern are connected through transportation lines that feed into a central hub and, eventually, to an onshore processing facility. Core’s analytical program identified the problematic wells and mixing locations, leading to the generation of a comprehensive risk map. These data are being used by the operator to evaluate the feasibility of isolating problematic wells and minimizing the impact on production while a longer-term mitigation strategy is developed.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional and unconventional projects across the globe, posted second quarter 2024 revenue of $44,300,000, down slightly sequentially and flat year-over-year. Operating income on a GAAP basis was $4,400,000, while operating income, ex-items, was $4,500,000, yielding operating margins of 10%, an improvement of 260 basis points, sequentially. The financial performance reflects both on-going demand for completion diagnostic services, as well as improved penetration of completion products in the U.S., despite completion activity starting to soften in the back half of the quarter.

During the second quarter of 2024, an onshore U.S. operator engaged Core’s Production Enhancement engineers when a saltwater disposal well failed state-mandated Mechanical Integrity Testing (“MIT”). It was determined that a 220-foot section of casing was damaged and leaking well-bore fluid. Core’s well remediation experts quickly identified a solution using the Company’s proprietary X-SPAN® system, a technology that is designed for remediating damaged pipe. The X-SPAN® system utilizes proprietary and patented metal-to-metal technologies and provides a durable seal for compromised casing. After the X-SPAN® technology was deployed, an MIT retest confirmed that the desired results had been achieved. The well was brought back online and saltwater disposal operations resumed within 24 hours of the remediation program.

Also in the second quarter of 2024, a deepwater Gulf of Mexico operator employed Core’s SpectraStim® proppant tracers, SpectraScan™ gamma ray logging, and PackScan™ density logging technologies to evaluate the effectiveness of their frac pack completion. This frac pack operation was conducted on a legacy platform, over a highly productive, but relatively thin sandstone interval. The completion needed to be performed flawlessly and within the project’s economic constraints. Unexpected operational issues occurred during the frac pack placement. These led to a cautionary restress of the annular pack, but also created concerns about the integrity of the completion. To assess the competency of the frac pack, the operator employed Core’s completion diagnostic logging technologies, which Core’s engineering team expeditiously processed to minimize well costs. The SpectraScan™ and PackScan™ logs confirmed an effective frac pack placement with no voids in the annular pack and a substantial proppant reserve above the sand control screen. Upon receiving Core’s verification, the operator confidently ran production tubing in advance of bringing the well online.

Liquidity, Free Cash Flow and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the second quarter of 2024, cash from operations was approximately $17,200,000 and capital expenditures were $2,900,000, yielding FCF of $14,300,000. The Company generated $16,800,000 of FCF for the six months ended June 30, 2024, which increased from $1,200,000 for the same period in the prior year. The improvement in FCF generated during 2024 is primarily associated with a lower investment in working capital with continued improvements in managing inventory.

Core expects the Company to continue generating positive free cash flow in future quarters. As of June 30, 2024, Core’s net debt (defined as long term debt less cash and cash equivalents) was $132,300,000, which was reduced by $15,800,000 during the quarter. The Company’s leverage ratio of 1.66 also improved from prior quarter-end of 1.76. The Company will continue applying future free cash towards reducing debt until the Company reaches its target leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) of 1.5 times or lower.

On April 24, 2024, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on May 28, 2024 to shareholders of record on May 6, 2024.

On July 24, 2024, the Board approved a cash dividend of $0.01 per share of common stock payable on August 26, 2024 to shareholders of record on August 5, 2024.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promotes capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula, the Company’s ROIC as of June 30, 2024 was 8.0%.

Industry and Core Lab Outlook and Guidance

Core Lab maintains its constructive outlook on international upstream projects for 2024 and anticipates sustainable client activity growth in the years ahead to support rising crude-oil demand and energy security concerns. Aligned with this, Core will continue to execute its strategic plan of technology investments and pursue growth opportunities. IEA, EIA and OPEC projections continue to forecast growth in crude-oil demand of between one and two million barrels per day for both 2024 and 2025. The projected growth in crude-oil demand is in addition to the natural decline of production from existing fields. As such, continued investment in the development of onshore and offshore crude-oil fields will be required to meet the projected growth in demand. In the near-term, crude-oil markets will remain volatile due to global economic and geopolitical risks and uncertainties.

As international project activity continues to expand, committed long-term upstream projects from the Middle East, South Atlantic Margin, certain areas of Asia Pacific and West Africa support year-over-year growth in demand for Core Lab’s services and products. However, as the third quarter began, demand for laboratory assay work was negatively impacted by military attacks on hydrocarbon refining infrastructure and the maritime transportation network in the Russia-Ukraine region, along with a temporary closure of client facilities and ports in the Gulf of Mexico due to Hurricane Beryl. In addition, the Company anticipates U.S. onshore client activity will be sequentially lower. Consequently, Core projects Reservoir Description’s third quarter 2024 revenue to grow modestly. Turning to Production Enhancement, the U.S. frac spread count continues to trend lower and the Company anticipates a soft market for the remainder of the year. However, growth in demand for Core’s international and offshore diagnostic services and energetic system product sales should offset declines in U.S. onshore activity.

Reservoir Description’s third quarter 2024 revenue is projected to range from $86,500,000 to $89,500,000, with operating income of $13,400,000 to $14,000,000. Core’s Production Enhancement segment’s third quarter 2024 revenue is estimated to range from $44,500,000 to $47,500,000, with operating income of $3,300,000 to $4,900,000.

The Company’s third quarter 2024 revenue is projected to range from $131,000,000 to $137,000,000, with operating income of $16,900,000 to $19,100,000, yielding operating margins of approximately 13%. EPS for the third quarter of 2024 is expected to be $0.23 to $0.27.

The Company’s third quarter 2024 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Third quarter 2024 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's second quarter 2024 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, July 25, 2024. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the ability to achieve the benefits of the redomestication of the parent company from the Netherlands to the United States, international markets, international political climates, including the Russia-Ukraine and the Middle East geopolitical conflicts, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	June 30, 2024	March 31, 2024	June 30, 2023	vs. Q1-24	vs. Q2-23
REVENUE	$130,577	$129,637	$127,881	0.7%	2.1%

OPERATING EXPENSES:
Costs of services and product sales	102,930	104,588	100,295	(1.6)%	2.6%
General and administrative expense	10,259	11,789	5,811	(13.0)%	76.5%
Depreciation and amortization	3,770	3,843	3,937	(1.9)%	(4.2)%
Other (income) expense, net	(2,390)	846	(1,068)	NM	NM
Total operating expenses	114,569	121,066	108,975	(5.4)%	5.1%

OPERATING INCOME	16,008	8,571	18,906	86.8%	(15.3)%
Interest expense	3,209	3,423	3,236	(6.3)%	(0.8)%
Income before income taxes	12,799	5,148	15,670	148.6%	(18.3)%
Income tax expense (benefit)	3,609	1,658	(7,259)	117.7%	NM
Net income	9,190	3,490	22,929	163.3%	(59.9)%
Net income attributable to non-controlling interest	158	270	83	NM	NM
Net income attributable to Core Laboratories Inc.	$9,032	$3,220	$22,846	180.5%	(60.5)%

Diluted earnings per share	$0.19	$0.07	$0.48	171.4%	(60.4)%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.19	$0.07	$0.48	171.4%	(60.4)%

Diluted weighted average common shares outstanding	47,743	47,703	47,497	0.1%	0.5%

Effective tax rate	28%	32%	(46)%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$86,277	$84,236	$83,384	2.4%	3.5%
Production Enhancement	44,300	45,401	44,497	(2.4)%	(0.4)%
Consolidated	$130,577	$129,637	$127,881	0.7%	2.1%

Operating income:
Reservoir Description	$11,443	$6,892	$13,316	66.0%	(14.1)%
Production Enhancement	4,401	1,576	5,498	179.3%	(20.0)%
Corporate and Other	164	103	92	NM	NM
Consolidated	$16,008	$8,571	$18,906	86.8%	(15.3)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,		% Variance
	2024	2023
REVENUE	$260,214	$256,237	1.6%

OPERATING EXPENSES:
Costs of services and product sales	207,518	201,823	2.8%
General and administrative expense	22,048	22,142	(0.4)%
Depreciation and amortization	7,613	7,981	(4.6)%
Other (income) expense, net	(1,544)	(1,096)	NM
Total operating expenses	235,635	230,850	2.1%

OPERATING INCOME	24,579	25,387	(3.2)%
Interest expense	6,632	6,665	(0.5)%
Income before income taxes	17,947	18,722	(4.1)%
Income tax expense (benefit)	5,267	(6,649)	NM
Net income	12,680	25,371	(50.0)%
Net income attributable to non-controlling interest	428	152	NM
Net income attributable to Core Laboratories Inc.	$12,252	$25,219	(51.4)%

Diluted earnings per share	$0.26	$0.53	(50.9)%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.26	$0.53	(50.9)%

Diluted weighted average common shares outstanding	47,662	47,476	0.4%

Effective tax rate	29%	(36)%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$170,513	$163,572	4.2%
Production Enhancement	89,701	92,665	(3.2)%
Total	$260,214	$256,237	1.6%

Operating income:
Reservoir Description	$18,336	$15,787	16.1%
Production Enhancement	5,977	8,779	(31.9)%
Corporate and Other	266	821	NM
Total	$24,579	$25,387	(3.2)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	June 30, 2024	March 31, 2024	December 31, 2023	vs. Q1-24	vs. Q4-23

Cash and cash equivalents	$17,695	$14,913	$15,120	18.7%	17.0%
Accounts receivable, net	115,644	115,092	109,352	0.5%	5.8%
Inventories	69,898	70,711	71,702	(1.1)%	(2.5)%
Other current assets	30,291	28,331	26,962	6.9%	12.3%
Total current assets	233,528	229,047	223,136	2.0%	4.7%

Property, plant and equipment, net	98,510	98,521	99,626	—%	(1.1)%
Right of use assets	55,689	53,636	53,842	3.8%	3.4%
Intangibles, goodwill and other long-term assets, net	210,072	206,746	209,791	1.6%	0.1%
Total assets	$597,799	$587,950	$586,395	1.7%	1.9%

LIABILITIES AND EQUITY:

Accounts payable	$36,863	$32,486	$33,506	13.5%	10.0%
Short-term operating lease liabilities	11,045	10,430	10,175	5.9%	8.6%
Other current liabilities	49,690	42,552	44,416	16.8%	11.9%
Total current liabilities	97,598	85,468	88,097	14.2%	10.8%

Long-term debt, net	147,621	160,370	163,134	(7.9)%	(9.5)%
Long-term operating lease liabilities	42,616	41,481	42,076	2.7%	1.3%
Other long-term liabilities	64,270	63,214	63,281	1.7%	1.6%

Total equity	245,694	237,417	229,807	3.5%	6.9%
Total liabilities and equity	$597,799	$587,950	$586,395	1.7%	1.9%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,680	$25,371
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	4,688	10,337
Depreciation and amortization	7,613	7,981
Deferred income taxes	(777)	(10,949)
Accounts receivable	(7,019)	(103)
Inventories	1,804	(11,213)
Accounts payable	3,116	(8,685)
Other adjustments to net income	571	(7,167)
Net cash provided by operating activities	22,676	5,572

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,918)	(4,382)
Net proceeds on life insurance policies and from insurance recovery	2,776	3,375
Other investing activities	798	189
Net cash used in investing activities	(2,344)	(818)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(38,000)	(101,000)
Proceeds from long-term debt	22,000	111,000
Dividends paid	(938)	(934)
Repurchase of common shares	(206)	(200)
Equity related transaction costs	(594)	(2,553)
Other financing activities	(19)	(291)
Net cash provided by (used in) financing activities	(17,757)	6,022

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,575	10,776
CASH AND CASH EQUIVALENTS, beginning of period	15,120	15,428
CASH AND CASH EQUIVALENTS, end of period	$17,695	$26,204

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
GAAP reported	$16,008	$8,571	$18,906
Stock compensation (1)	—	3,458	(934)
Loss on lease abandonment and assets write-down (2)	—	1,809	—
Severance costs	—	824	—
Gain on life insurance policies (3)	—	—	(1,965)
Foreign exchange losses (gains)	388	285	(386)
Excluding specific items	$16,396	$14,947	$15,621

	Net Income Attributable to Core Laboratories Inc.
	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
GAAP reported	$9,032	$3,220	$22,846
Stock compensation (1)	—	2,766	(747)
Loss on lease abandonment and assets write-down (2)	—	1,447	—
Severance costs	—	659	—
Gain on life insurance policies (3)	—	—	(1,572)
Foreign exchange losses (gains)	310	229	(309)
Reversal of net deferred tax liabilities and/or effect of higher (lower) tax rate (4)	1,050	628	(10,394)
Excluding specific items	$10,392	$8,949	$9,824

	Diluted Earnings Per Share Attributable to Core Laboratories Inc.
	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
GAAP reported	$0.19	$0.07	$0.48
Stock compensation (1)	—	0.06	(0.02)
Loss on lease abandonment and assets write-down (2)	—	0.03	—
Severance costs	—	0.01	—
Gain on life insurance policies (3)	—	—	(0.03)
Foreign exchange losses (gains)	0.01	0.01	—
Reversal of net deferred tax liabilities and/or effect of higher (lower) tax rate (4)	0.02	0.01	(0.22)
Excluding specific items	$0.22	$0.19	$0.21

(1) Three months ended March 31, 2024 includes the acceleration of stock compensation expense associated with employees reaching eligible retirement age. Three months ended June 30, 2023 include reversals of stock compensation expense previously recognized due to a change in probability of performance condition for certain executive's share awards recorded in G&A expenses.

(2) Three months ended March 31, 2024 include the write-down of leasehold improvements, right of use assets and/or other assets and exit costs associated with consolidation of certain facilities.
(3) Three months ended June 30, 2023 includes gain on life insurance policies death benefit proceeds recorded in G&A expenses.

(4) Three months ended June 30, 2024 and March 31, 2024 includes the effect to reflect tax expense at a normalized rate of 20%. Three months ended June 30, 2023 includes the reversal of certain net deferred tax liabilities which will not be realized as a result of the Redomestication Transaction and the effect to reflect tax expense at a normalized rate of 20%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Three Months Ended June 30, 2024
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$11,443	$4,401	$164
Foreign exchange losses (gains)	346	114	(72)
Excluding specific items	$11,789	$4,515	$92

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 8.0% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $32.4 million divided by Average Total Invested Capital ("Average TIC") of $406.9 million where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes, and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2024	June 30, 2024
Net cash provided by operating activities	$17,146	$22,676
Capital expenditures	(2,866)	(5,918)
Free cash flow	$14,280	$16,758

###